Exhibit 5
Form 10-SB
New Horizon Education, Inc.

                TO THE ARTICLES OF INCORPORATION
                   HORIZON ENERGY CORPORATION

      ARTICLE  I  Article IV of the Articles of Incorporation  of
Horizon Energy corporation is hereby amended as follows:

      The corporation shall be authorized to issue 100,000,000 shares of no par value common voting stock, with one (1) share of the new no par value common voting stock being issued in exchange for each forty (40) shares of presently issued and outstanding common voting stock of the corporation. No fractional shares shall be issued.

                        DATE OF ADOPTION

      The  foregoing amendment to Article IV of the  Articles  of
Incorporation of Horizon Energy Corporation was adopted  by  vote
of   the  stockholders  of  Horizon  Energy  Corporation   at   a
stockholders meeting held on the 7th day of April, 1989.

      At the time of said meeting, the corporation had issued an outstanding 38,108,643 shares of its common voting stock, none of which shares were entitled to vote as a class.

     At the said meeting 25,717,300 shares were voted in favor of
the   said  amendment  and  0  shares  were  voted  against  said amendment.

     DATED this 21 day of April, 1989.

                         HORIZON ENERGY CORPORATION

                         /s/ George R. Jensen, President

                         /s/ Jorja Jensen, Vice-President

                         /s/ Marsha M. Jensen, Secretary/Treasurer


STATE OF UTAH       )
                    )ss.
COUNTY OF SALT LAKE )

      On the 21 day of April, 1989, personally appeared before me George R. Jensen, Jorja Jensen and Marsha M. Jensen, President, Vice-President and Secretary/Treasurer, respectively, of Horizon Energy Corporation, the signers of the foregoing Articles of Amendment, who being first duly sworn, acknowledged to me that they executed said document for the reasons contained therein and that the statements made therein are true and correct to the best of their knowledge, information and belief.

                         /s/ Notary Public
                              E-14
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